Exhibit 99.1

PRESS RELEASE

JetBlue to Sell its LiveTV Subsidiary to Thales Group

- LiveTV revolutionized the inflight entertainment space,
and now pursues aggressive growth strategy -
NEW YORK, (March 13, 2014) - JetBlue Airways (Nasdaq:JBLU) announced today it has agreed to sell its wholly owned subsidiary LiveTV to Thales Group for $400 million. The sale which is subject to regulatory and other approvals is expected to be completed in mid-2014.
LiveTV is the leading provider of live in-flight entertainment and connectivity systems for commercial airlines. In 2013, LiveTV and its partner ViaSat introduced Ka-band satellite-driven onboard connectivity, a game changing technological advancement.
“LiveTV has been an important part of building the JetBlue experience,” said JetBlue President Robin Hayes. “Their ability to combine market leadership and drive technological advances has given JetBlue a market advantage in the onboard experience. We now come to the point where LiveTV’s future as a disrupter in the inflight entertainment and data services space is best served by pairing with the right partner. We found that partner in Thales, themselves innovators in the technology space.”
“LiveTV is a great strategic fit for Thales,” commented Jean-Bernard Lévy, Chairman and CEO Thales. “It will improve our positioning in the high growth business of In-Flight Entertainment and Connectivity. Our aim is to offer the highest performance and most competitive and flexible connectivity solution to airlines regardless of their fleet-size, aircraft type or route structure.
“Passengers increasingly expect broadband internet services at home, at work and on the move. Airlines want to enable their passengers to have access to this connected environment within the aircraft, allowing them to interact with both social media and professional networks while they travel. Thales will provide solutions that cater to this need” he continued.
“We look forward to joining the Thales Group,” said LiveTV President Glenn Latta. “We have benefitted greatly from JetBlue’s leadership and guidance, and we are now positioned to further influence the inflight entertainment, connectivity and data services space, with Thales’ leadership.”
Concurrent with the closing of this transaction, JetBlue will enter into long term agreements with LiveTV to continue providing support for its live TV and inflight connectivity product, Fly-Fi. “This transaction, once completed, preserves JetBlue’s access to the most innovative inflight entertainment,” said JetBlue CFO Mark Powers. “At the same time, we believe JetBlue will benefit from reduced operating costs and capital expenditures related to running LiveTV as a subsidiary.”

About JetBlue Airways
JetBlue has successfully carved out a niche among competitors focused on serving the customer who is under-served by other airlines, by delivering unparalleled value to customers with its core product offerings, including a first checked bag free of charge (a), unlimited complimentary in-flight snacks and non-alcoholic beverages, and a live in-flight entertainment system with 36 channels of free DIRECTV programming and more than 100 channels of free XM Satellite Radio at every comfortable leather seat (b). In addition, JetBlue recently launched Fly-Fi, its game-changing broadband internet service, currently offered for free and available on 21 aircraft, with more being equipped every week. Customers can expect outstanding service from the friendliest crewmembers in the sky while they kick back and enjoy the most legroom in coach of any U.S. airline (c).

JetBlue is a leading carrier in New York, Boston, Fort Lauderdale/Hollywood, Los Angeles/Long Beach, Orlando and San Juan. JetBlue carries 30 million customers a year to 82 cities in the U.S., Caribbean and Latin America with an average of 800 daily flights. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For more information please visit JetBlue.com.

About LiveTV
LiveTV is the world's leading provider of live in-flight entertainment and connectivity systems for commercial airlines. Founded in 1998 in Melbourne, Florida, LiveTV has maintenance and support locations around the world to serve the more than 700 aircraft equipped with its products. Current customers include JetBlue, Frontier, AirTran, Alitalia, Virgin Blue, WestJet and Azul. For a full listing of products and partners, or for more information, please visit www.livetv.net.

About Thales Group
Thales is a global technology leader in the Aerospace, Transportation and Defence & Security markets. In 2013, the company generated revenues of €14.2 billion with 65,000 employees in 56 countries. With its 25,000 engineers and researchers, Thales has a unique capability to design, develop and deploy equipment, systems and services that meet the most complex security requirements. Thales has an exceptional international footprint, with operations around the world working with customers and local partners.

(a) Free first bag subject to weight and size limits and exceptions for itineraries including flights marketed or operated by other airlines.

(b) DIRECTV and XM Satellite Radio service are not available on most flights outside the continental United States.

(c) JetBlue offers the most legroom in coach, based on average fleet-wide seat pitch for U.S. airlines.

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MEDIA CONTACTS
JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com

Reservations
+1 800 JETBLUE (538 2583)
TTY/TDD: +1 800 336-5530
www.jetblue.com

Thales
Europe        United States
Giaime Porcu    Lori Montalbano - Krans
+33 (0)1 57 77 9218    +1 949-923-0976
giaime.porcu@thalesgroup.com        lori.krans@us.thalesgroup.com